Exhibit 10.1
SEPARATION AGREEMENT
AND
GENERAL RELEASE
TO: Andrew S. Rosemore
This Separation Agreement and General Release (the “Agreement”) is executed on the dates given on the signature pages by and between PMC Commercial Trust, a Texas Real Estate Investment Trust, (“PMC” or the “Company”) and Andrew S. Rosemore (“Executive,” “you” or “I”).
RECITALS
WHEREAS, Executive is currently employed by PMC as its Executive Vice President and Chief Operating Officer; and
WHEREAS, PMC and Executive are parties to that certain Executive Employment Contract dated June 25, 2007 (the “Employment Agreement”); and
WHEREAS, effective October 15, 2008, the parties agree that Executive’s employment as an officer and employee of PMC and all of its subsidiaries, affiliates and related entities shall be separated; and
WHEREAS, the parties agree to provide each other with a general release of claims as contained herein.
NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
I. Separation of Employment
A. PMC and Executive hereby agree that Executive’s employment with PMC as an officer and employee shall be separated as of October 15, 2008 (the “Separation Date”) and that neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Executive’s employment with the Company, except as provided in this Agreement, the Consulting Agreement dated October 15, 2008 between Executive and PMC (the “Consulting Agreement”), PMC’s 2005 Equity Incentive Plan and any agreements executed pursuant thereto.
B. PMC and Executive hereby waive any rights to prior notification of termination of Executive’s employment, including any notice requirements required by the Employment Agreement.

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C. Executive understands and agrees that, effective on the Separation Date, his employment as an officer and employee of PMC and all of its subsidiaries, affiliates and related entities shall terminate. Executive shall resign his position on the Board of Trust Managers.
II. Special Compensation, Benefits and Consideration
In consideration for Executive’s release of claims, as well as his other promises contained herein, PMC agrees to provide Executive with the following benefits:
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Six (6) months and one (1) day after the Effective Date of this Agreement (as defined in Section IV(K) below), PMC agrees to pay to Executive or his estate, as appropriate, the gross amount of $1,388,000, payable in one lump sum payment, subject to applicable taxes and lawful deductions. The parties agree that the timing for the delay in commencing payment of this amount is intended to satisfy the requirements of Section 409A(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”).

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PMC agrees to provide certain medical and reimbursement payments to Executive as provided below. PMC’s obligation to provide such benefits shall cease upon the earlier of: (i) Executive’s breach of his obligations under of Section 6 of the Consulting Agreement; (ii) Executive’s 66th birthday; (iii) the date Executive obtains health and dental insurance coverage through subsequent employment or work; or (iv) the date the Company elects to no longer provide health and/or dental coverage for its executives or reimbursement for such coverage (in any form, including a stipend or compensatory salary increase) (each the “Benefit Termination Date”). PMC shall have no obligation to provide any compensation to Executive with regard to benefits terminated under this provision on the Benefit Termination Date.

A.
Medical Plan Coverage. Beginning November 1, 2008, PMC shall use commercially reasonable efforts to cause PMC’s group health and dental plan (the “Medical Plan”) to permit Executive to continue to participate in the Medical Plan during any period he is a Consultant with PMC by paying the full cost of coverage under the plan, provided, however, that this requirement shall not apply if such participation would be classified as the provision of “nonqualified deferred compensation” under Section 409A of the Code. Effective on the date Executive ceases to be eligible to participate in the Medical Plan as a participant, Executive shall, to the extent permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986 and, to the extent applicable, Texas law, elect to receive continuation coverage under the Medical Plan’s terms for Executive and his dependents (the “Continuation Benefits”).

B.
Initial Medical Reimbursement. During the period between November 1, 2008 and April 30, 2010, PMC shall reimburse Executive for any medical premium expenses he incurs to purchase group health and dental coverage under the Medical Plan, including any Continuation Benefits, provided, however, that PMC may, with the consent of its insurance company, elect to pay such amount directly to the insurance company.

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C.
Additional Medical Reimbursement. During (i) the period between May 1, 2010 and December 31, 2010, (ii) the period between January 1, 2011 and December 31, 2011, and (iii) the period between January 1, 2012 and November 30, 2012, PMC shall pay to Executive a monthly payment in an amount equal to 150% of the subsidy provided by PMC to its executives who receive group health and dental coverage under the Medical Plan (determined as of January 1st of each applicable calendar year). Payments under this provision shall be subject to the following limitations: (i) the payment amount for any calendar year will not be increased or decreased to reflect the amount actually reimbursed in a prior or subsequent calendar year, and (ii) all payments under this paragraph will be paid to Executive on the first day of the applicable calendar month.

Executive understands and agrees that the compensation and benefits recited in this Section II constitute the full compensation and benefits from PMC to Executive, and that other than any compensation that he is entitled to be paid pursuant to the Consulting Agreement, no other payments or benefits are due to Executive for any reason or pursuant to any agreement, including the Employment Agreement. Executive’s stock options and restricted shares, if any, shall be governed by the terms and conditions of the applicable plans governing such stock options and restricted shares.
III. Mutual General Release
A. In return for the consideration referenced in this Agreement, I, Andrew S. Rosemore, agree to the following:
I agree, on behalf of myself and all of my heirs or personal representatives, to release PMC, its parent companies, subsidiaries, all affiliates of each, predecessors and successors, and all of its present or former officers, directors, members, managers, representatives, employees, agents, attorneys, employee benefit programs, and the trustees, administrators, fiduciaries and insurers of such programs (collectively the “Company Released Parties”), from any and all claims for relief of any kind, whether known to me or unknown, which in any way arise out of or relate to my employment at PMC or any of the Company Released Parties, the separation of my employment at PMC or any of the Company Released Parties, any agreements between PMC or any of the Company Released Parties and me, including without limitation the Employment Agreement, or concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement, including, but not limited to, any and all claims of wrongful discharge, discrimination or retaliation of any kind, and any contractual, tort or other common law claims. This release and waiver includes all such claims, whether for breach of contract, quasi-contract, implied contract, quantum meruit, unjust enrichment, compensation, deferred compensation, equity interest, any tort claims, any and all claims under any applicable federal laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, as amended, the Equal Pay Act, as amended, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, or under any applicable state or local laws or ordinances or any other legal restrictions on PMC’s rights, including without limitation, the Texas Commission on Human Rights Act and Section 451 of the Texas Labor Code. However, I recognize and understand that this release does not prohibit me from filing an administrative charge with any governmental agency. I further recognize and understand that even if I file a charge with an administrative agency or one is filed on my behalf, I will be entitled to no damages relating to any event which occurred prior to the Effective Date of this Agreement.

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B. I further agree not to file a suit of any kind against PMC or any of the Company Released Parties relating to my employment at PMC or any of the Company Released Parties, the separation thereof, any agreements between PMC or any of the Company Released Parties and me, including without limitation the Employment Agreement, or any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any claim brought by any other party against PMC or any of the Company Released Parties. Even if a court rules that I may file a lawsuit against PMC or any of the Company Released Parties arising from my employment at PMC or any of the Company Released Parties, the separation thereof, any agreements between PMC or any of the Company Released Parties and me, including without limitation the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, I agree not to accept any money damages or any other relief in connection with any such lawsuit. I understand that this Agreement and General Release effectively waives any right I might have to sue PMC or any of the Company Released Parties for any claim arising out of my employment at PMC or any of the Company Released Parties, the separation of my employment, any agreements between PMC or the Company Released Parties and me, including without limitation the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement. In the event that PMC fails to make the lump sum payment within five (5) days of the date due as required by Section II of this Agreement, the release contained in Section III (A) and (B) shall be void and have no force or effect.
Notwithstanding the foregoing, this release does not waive my rights to (i) enforce this Agreement, (ii) COBRA benefits under the Company’s standard benefit programs applicable to me, (iii) my vested 401(k) or pension monies, (iv) my final paycheck, or (v) reimbursement of any outstanding business expense amounts (in accordance with PMC’s existing reimbursement policies).
C. In return for the Executive’s covenants and agreements contained in this Agreement, PMC agrees to the following:
Except as set forth in the last paragraph of this Section, PMC agrees, on behalf of itself and all of its parent companies, subsidiaries, affiliates, predecessors, successors, shareholders and investors, and all of their present or former officers, directors, agents, managers, employees, attorneys, and shareholders to release Executive and all of his spouse, heirs, assigns and personal representatives (collectively the “Executive Released Parties”), from any and all claims for relief of any kind, whether known to it or unknown, which in any way arise out of or relate to Executive’s employment at PMC or any of the Company Released Parties, the separation of Executive’s employment at PMC or any of the Company Released Parties, any agreements between PMC or any of the Company Released Parties and Executive, including without limitation the Employment Agreement, or concerning any set of facts or events occurring at any time up to the Effective Date of this Agreement,

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Except as set forth in the last paragraph of this Section, PMC further agrees not to file a suit of any kind against Executive or any of the Executive Released Parties relating to Executive’s employment at PMC or any of the Company Released Parties, the separation thereof, any agreements between PMC or any of the Company Released Parties and Executive, including without limitation the Employment Agreement, or any set of facts or events occurring up to the Effective Date of this Agreement, or to participate voluntarily in any claim brought by any other party against Executive or any of the Executive Released Parties. Even if a court rules that PMC may file a lawsuit against Executive or any of the Executive Released Parties arising from Executive’s employment at PMC or any of the Executive Released Parties, the separation thereof, any agreements between PMC or any of the Company Released Parties and Executive, including without limitation the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement, PMC agrees not to accept any money damages or any other relief in connection with any such lawsuit. PMC understands that this Agreement and General Release effectively waives any right it might have to sue Executive or any of the Executive Released Parties for any claim arising out of Executive’s employment at PMC or any of the Company Released Parties, the separation of that employment, any agreements between PMC or the Company Released Parties and Executive, including without limitation the Employment Agreement, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement.
Notwithstanding the generality of the foregoing, nothing contained herein shall release Executive or any of the Executive Released Parties from any claim relating to (i) a breach by Executive of any provision of any agreement that pursuant to this Agreement survives the execution hereof, (ii) Executive’s obligations set forth herein, or (iii) Executive’s fraud, willful misconduct or gross negligence.
IV. Restrictive Covenants and Miscellaneous Provisions
A. While Executive understands that he has had such an obligation since he began his employment with PMC or any of the Company Released Parties, he confirms that he shall not disclose any of the trade secrets or other confidential or proprietary information of PMC or any of the Company Released Parties and shall not make use of such trade secrets or confidential or proprietary information in any fashion at any time, including in any future employment, task, work or business. Confidential or proprietary information shall not include information that is or becomes generally available to the public other than as a result of disclosure by the Executive or his representatives that Executive has no reason to believe was disclosed without authorization. Executive further agrees to comply with his obligations under the Employment Agreement and/or the common law that survives the termination of Executive’s employment and/or the Employment Agreement.

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B. Executive understands and agrees that PMC shall have the right to and will terminate the payments for the continued insurance benefits provided in Section II above, and/or sue him for breach of this Agreement if he violates the provisions of Section IV, or otherwise fails to comply with this Agreement. Executive further acknowledges that but for his agreements to comply with his obligations described in this Section IV and this Agreement, PMC would not provide him with the compensation, benefits and other consideration set forth in Section II and elsewhere in the Agreement.
C. Executive warrants that he has returned to PMC all company property in his possession, including, but not limited to, originals and all copies of non-Board related company files, work product, confidential information, proprietary information, trade secrets or documents containing confidential, proprietary, and/or trade secret information, computer equipment, computer software, cell phones, pagers, personal data devices, corporate credit cards, identification cards, manuals, company documents and company keys. Executive further agrees to cooperate and work with the Chief Financial Officer to ensure his compliance with this Section IV(C).
D. Executive understands that the short-term disability, long-term disability and life insurance coverage provided by PMC, if any, will terminate on the Separation Date. Executive also understands that PMC will not pay for any business-related or other charges incurred by him after the Separation Date, unless such expenses are expressly approved in advance by the Chief Financial Officer of PMC or provided for in the Consulting Agreement. Executive further understands that he ceased to accrue vacation time as of the Separation Date.
E. Executive acknowledges and agrees that this Agreement does not constitute an admission of any kind by PMC, but is simply an accommodation that offers certain extra benefits to which he would not otherwise be entitled in return for his agreeing to and signing this document.
F. Executive agrees not to voluntarily make the terms and conditions or the circumstances surrounding this Agreement known to anyone other than an attorney and/or tax consultant from whom he receives counseling, or, if he is married, to his spouse, or except as otherwise required by law. Executive acknowledges that any such person must agree not to further disclose the terms of this Agreement.
G. PMC agrees not to make any statement that disparages the reputation of Executive or his services. Executive agrees not to make any statement that disparages the reputation of PMC, its executives, trust managers or employees, or its services. Executive agrees that any breach or violation of this non-disparagement provision shall entitle PMC to terminate the paid insurance benefits and/or sue him on this Agreement for the immediate recovery of any damages caused by such breach.
H. The venue for the litigation of any dispute arising out of this Agreement shall be a court of competent jurisdiction in Dallas County, Texas. If either party files a lawsuit in state court arising out of this Agreement, the other party may remove the lawsuit to federal court to the extent jurisdiction exists. This Agreement shall be governed by the laws of the State of Texas.

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I. All payments under this Agreement will be subject to taxes and lawful deductions, if any.
J. Executive acknowledges that in the course of his employment with the Company, he has gained knowledge and experience and/or was a witness to events and circumstances that may arise in the Company’s defense or prosecution of subsequent proceedings. Executive agrees to cooperate fully with the Company in the investigation, defense or prosecution of such proceedings, including without limitation providing truthful testimony and promptly meeting with the Company’s counsel at reasonable times upon their request. Executive further agrees to appear upon the Company’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to any litigation, administrative actions or arbitrations, at the Company’s expense, which shall include payment of Executive’s reasonable attorneys’ fees incurred as a result of such appearance. To the extent he is required to provide services pursuant to this Section IV(J), PMC agrees to compensate Executive for his time incurred, unless such time is incurred providing testimony in a deposition, hearing, trial or administrative action, either through the applicable payment provisions contained in the Consulting Agreement or otherwise at a reasonable rate consistent with the then current market.
K. Executive acknowledges and agrees that he is entering into this Agreement freely and voluntarily. Executive has carefully read and understands all of the provisions of this Agreement. Executive understands that this Agreement sets forth the entire agreement between him and the Company and he represents that no other statements, promises, or commitments of any kind, written or oral, have been made to him by the Company, or any of its agents, to cause him to accept it. Executive acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Executive acknowledges and understands that the information contained on Attachment A hereto is being provided to him pursuant to the Older Workers’ Benefit Protection Act. Executive understands that he may have up to forty-five (45) days from the date of his receipt of this Agreement to consider this Agreement. Executive understands that if he signs this Agreement, he will then have seven (7) days to cancel it if he so chooses. Executive may cancel this Agreement by delivering a written notice of cancellation to the Chief Financial Officer, PMC Commercial Trust, 17950 Preston Road, Suite #600, Dallas, Texas 75252. However, if Executive elects to cancel this Agreement, he understands that he will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement; however, Executive’s cancellation of this agreement shall not constitute a waiver of any provision of the Employment Agreement. Executive understands and agrees that this Agreement is not effective or enforceable until the seven-day period expires without revocation. Executive understands that this Agreement will not become effective until the eighth day after he signs the Agreement without revocation (the “Effective Date”). Executive understands and agrees that PMC will have no duty to pay him or provide him with the compensation and benefits listed in Section II until the Effective Date of this Agreement.

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L. PMC agrees that any breach or violation of this Agreement or the Consulting Agreement by Executive shall not give PMC the right to withhold payment of the lump sum payment pursuant to the first bullet point of Section II of this Agreement.
M. To the extent that any party has incurred legal fees or expenses in connection with the subject matter of this Agreement, each party shall bear the cost of his or its own legal fees and expenses, except as provided herein. In the event that either party materially breaches any provision of this Agreement, the prevailing party in any action to enforce this Agreement shall be entitled to payment of all reasonable legal fees and expenses incurred in the prosecution or defense of such an action, including costs of court.
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I acknowledge acceptance of this Agreement by my signature below:

/s/ Andrew S. Rosemore	10/15/08
Andrew S. Rosemore	Date

Agreed to and accepted on behalf of PMC Commercial Trust:

By:	/s/ Jan F. Salit

Name:	Jan F. Salit

Title:	Executive Vice President

Date:	10/15/08

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